AMENDMENT NO. 1

                                      TO

                          RECAPITALIZATION AGREEMENT

         AMENDMENT dated as of September 29, 1999 (this "Amendment") to Recapitalization Agreement dated as of the July 25, 1999 (the
"Recapitalization Agreement") by and among Bausch & Lomb Incorporated, a New York corporation ("Seller Parent') and CRL Acquisition LLC, a Delaware limited liability company ("Buyer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Recapitalization Agreement.


                              W I T N E S S E T H

         WHEREAS, Seller Parent, Buyer, Sellers, Parent Canada, Recap Co, Recap Subco and Buyer Parent have entered into the Recapitalization Agreement; and

         WHEREAS, the parties hereto desire to amend certain of the provisions of the Recapitalization Agreement pursuant to Section 9.11 thereof as more particularly described below.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                  ARTICLE I.

                   AMENDMENTS TO RECAPITALIZATION AGREEMENT

         1.1 The parties hereto acknowledge and agree that Section 2.1 of the Recapitalization Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

         "2.1 Reorganization and Stock Split. Upon the terms and subject to the conditions of this Agreement, the parties agree that the following transactions will take place immediately prior to the Closing in the order set forth below (with the steps set forth in Section 2.1.2 through 2.1.5 being hereinafter referred to as the "Stage 2 Reorganization"):

         2.1.1 Recap Co shall redeem 29,000 shares of Recap Co Common Stock owned by Recap Subco in exchange for $1.00.

         2.1.2 Recap Subco shall form a wholly owned Canadian Corporation ("NewCanCo").

         2.1.3 WPLP shall contribute all of its CRL Business Assets used in the CRL Business to Recapo Subco and, in exchange therefor, Recap Subco shall issue to WPLP the Recap Subco Preferred Stock pursuant to a contribution agreement in substantially the form of the Contribution Agreements.


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         2.1.4 CRL shall purchase shares of Recap Subco Common Stock in exchange for cash and Recap Subco shall purchase shares of NewCanCo common stock in exchange for cash.

         2.1.5 Parent Canada shall sell all of its CRL Business Assets used in the CRL Business to NewCanCo in exchange for cash pursuant to an Asset Purchase Agreement in substantially the form of the Contribution Agreements.

         2.1.6 Each of CRL, SPAFAS, and International shall exchange all of the Recap Subco Common Stock owned by it for the same number of shares of Recap Co Common Stock and WPLP shall exchange all of the Recap Subco Preferred Stock for the same number of shares of Recap Co Preferred Stock."

         2.1.7 Recap Co shall redeem 1,000 shares of Recap Co Common Stock owned by Recap Subco in exchange for $1.00.

         2.1.8 Recap Co shall, by way of a stock dividend, effect a stock split of the issued and outstanding shares of Recap Co Common Stock by declaring and paying a stock dividend of 46.6190509259 shares of Recap Co Common Stock in respect of each issued and outstanding share of Recap Co Common Stock (the "Stock Split").

         2.1.9 Buyer shall form a wholly owned Delaware corporation ("Acquisition Co") and contribute at least $90,000,000 thereto in exchange for shares of common stock of Acquisition Co."

         1.2 (a) The parties hereto acknowledge and agree that Section 2.3 of the Recapitalization Agreement is hereby amended by deleting the caption thereto in its entirety and replacing such caption with the following:
"Redemptions; Merger."

         (b) The parties hereto acknowledge and agree that Section 2.3 of the Recapitalization Agreement is hereby amended by deleting Section 2.3.4 thereof in its entirety and replacing such Section 2.3.4 with the following:

         "2.3.4 Recap Co shall redeem 5,227,167 shares of Recap Co Common Stock owned by CRL for $50,000,000 in cash, payable by wire transfer of immediately available funds to such account as is designated by CRL, and $43,000,000 in principal amount of the Recap Co Sub Note, and CRL shall deliver to Recap Co certificates, duly endorsed for transfer, representing such shares of Recap Co Common Stock."

         (c) The parties hereto acknowledge and agree that Section 2.3 of the Recapitalization Agreement is hereby amended by adding a new Section 2.3.5 thereof to read in its entirety as follows:

         "2.3.5 Buyer and Seller Parent shall cause Acquisition Co to merge with and into Recap Co with Recap Co being the surviving entity (the "Merger"). At the effective time of the Merger, (i) CRL shall receive, as the sole shareholder of Recap Co, in exchange for each one share of the 5,058,548 shares of Recap Co Common Stock issued and outstanding immediately prior to the effective time of the Merger, $17.7916666996 and .254166808341 shares of Recap Co Common Stock as the surviving corporation in the Merger, and (ii) Buyer shall receive 9,000,000 shares of Recap Co Common Stock in exchange for all of the issued and outstanding shares of Acquisition Co common stock, constituting 87.5% of the total number of shares of Recap Co Common Stock issued and outstanding following all of the Redemptions and the Merger, including the number of shares so issued. The parties acknowledge that the Merger will be treated for tax purposes as a qualified stock purchase within the meaning of section 338(d)(3) of the Internal Revenue Code, section 1.338-1(c)(8) of the regulations thereunder and Rev. Rul. 90-95, 1990-2 C.B. 67."

         (d) The parties hereto acknowledge and agree that Section 2.3 of the Recapitalization Agreement is hereby amended by renumbering Section 2.3.5 as
Section 2.3.6.

         1.3 The parties hereto acknowledge and agree that Section 5.5.5 of the Recapitalization Agreement is hereby amended by deleting the phrase ", at the Closing," in the third sentence of Section 5.5.5 and replacing such phrase with the following:

         ",within sixty (60) calendar days after the Closing,"

         1.4 The parties hereto acknowledge and agree that Section 8.3 of the Recapitalization Agreement is hereby amended by deleting clause 8.3(d) thereof in its entirety and replacing such clause with the following:

         "(d) the conduct of the CRL Business after the Closing Date except to the extent the Losses or Litigation Expense resulted from the conduct of the CRL Business prior to the Closing Date. Any indemnity payable pursuant to
Section 8.3(a) or Section 8.3(b) (but only with respect to the covenants and agreements, contained in Section 5.15), shall be increased by an amount equal to the product of (i) such Loss and Litigation Expense and (ii) the Seller's Equity Percentage at the time."

         1.5 The parties hereto acknowledge and agree that Section 8.5 of the Recapitalization Agreement is hereby amended by deleting the fifth sentence thereof in its entirety and replacing such sentence with the following:

         "The Indemnitor may not settle or compromise any Claim without the prior written consent of Indemnitee except for settlement or compromise of a Claim (i) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee,
(ii) which would not adversely affect the Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses, and (iii) for money damages only."

         1.6 The parties hereto acknowledge and agree that Section 9.3 of the Recapitalization Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing such sentence with the following:

         "All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the transactions contemplated hereby, including, without limitation, the Merger and Redemptions ("Transfer Taxes"), together with any interest or penalties with respect thereto, shall be shared by the Seller Parent and Recap Co as follows: the first $100,000 shall be paid by Seller Parent, the second $100,000 shall be paid by Recap Co, and all amounts in excess of $200,000 shall be paid 50% by Recap Co and 50% by Seller Parent."

                                  ARTICLE II.

                                 MISCELLANEOUS

         2.1 Invalidity, Etc. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Amendment and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

         2.2 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof.

         2.3 Recitals. The section headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

         2.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         2.5 Ratification. The parties hereto hereby ratify and approve the Recapitalization Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Recapitalization Agreement as amended hereby, are and remain in full force and effect.


                                  *     *     *

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.


                                         BAUSCH & LOMB, INCORPORATED

                                         By:
                                             -----------------------------------
                                             Name:  Alan H. Farnsworth
                                             Title: Vice President-Business
                                                    Development


                                         CRL ACQUISITION LLC

                                         By:
                                             -----------------------------------
                                             Name:  Reid Perper
                                             Title: President